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                                                                      EXHIBIT H5


                                   $60,000,000

                     THE NEW AMERICA HIGH INCOME FUND, INC.
                            (a Maryland corporation)

                          AUCTION TERM PREFERRED STOCK

                              2,400 Series D Shares

                    Liquidation Preference $25,000 Per Share

                                PRICING AGREEMENT

                                                                    May 15, 1998

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
 Incorporated
Merrill Lynch World Headquarters
World Financial Center
North Tower
New York, New York 10281-1305

Dear Sirs and Mesdames:

     Reference is made to the Purchase Agreement, dated May 15, 1998 (the "Purchase Agreement"), relating to the purchase by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") of 2,400 shares of Auction Term Preferred Stock, Series D, with a par value of $1.00 per share and a liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) (the "Shares") of The New America High Income Fund, Inc. (the "Fund").

     Pursuant to Section 2 of the Purchase Agreement, the Fund agrees with the Underwriter as follows:

          1. The initial public offering price per share for the Shares, determined as provided in said Section 2, shall be $25,000 plus accumulated dividends, if any, from the date of original issue.

          2. The purchase price per share for the Shares to be paid by the Underwriter shall be. $24,787.50 plus accumulated dividends, if any, from the date of original issue, being an amount equal to the initial public offering price set forth above less $212.50 per share.

          3. The dividend rate for the Shares for the initial dividend period ending June 22, 1998 will be 5.63%.

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     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Fund a counterpart hereof, whereupon this instrument, along with all counterparts, will become a single binding agreement between the Underwriter and the Fund in accordance with its terms.

                                         Very truly yours,

                                         THE NEW AMERICA HIGH INCOME FUND, INC.


                                         By:  /s/ Ellen E. Terry
                                            --------------------
                                              Name: Ellen E. Terry
                                              Title: Vice President


Confirmed and Accepted,
as of the date
first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
 INCORPORATED


By: /s/  David Heath
    ----------------
    Authorized Signatory

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